Exhibit 5.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218 FILE NO: 61054.000010

December 16, 2016

Penn Virginia Corporation

14701 St. Mary’s Lane, Suite 275

Houston, Texas 77079

Registration Statement on Form S-1

Relating to Shares of Common Stock

Ladies and Gentlemen:

We have acted as special Virginia counsel to Penn Virginia Corporation, a Virginia corporation (the “Company”), in connection with the Registration Statement on Form S-1 (as it may be amended, the “Registration Statement”), as filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof pursuant to the Securities Act of 1933, as amended (the “Act”). The registration statement relates to 12,988,298 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), to be offered and resold from time to time by the selling shareholders named in the Registration Statement under the heading “Selling Shareholders” (the “Selling Shareholders”). You have advised us that the Company issued the Shares to the Selling Shareholders pursuant to the Second Amended Joint Chapter 11 Plan of Reorganization of Penn Virginia Corporation and Its Debtor Affiliates, as confirmed by the United States Bankruptcy Court for the Easter District of Virginia on August 11, 2016 (the “Bankruptcy Plan”).

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

In connection therewith, we have examined and relied upon originals or copies, certified to our satisfaction, of (i) the Company’s Second Amended and Restated Articles of Incorporation and the Company’s Second Amended and Restated Bylaws of the Company, each as amended to date, (ii) the Bankruptcy Plan, (iii) the Registration Statement and (iv) such other documents, instruments or other information as we deemed necessary or appropriate in rendering our opinion.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to original documents of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons and (iv) the genuineness of signatures not witnessed by us.

Penn Virginia Corporation

December 16, 2016

We do not purport to express an opinion on any laws other than the laws of the Commonwealth of Virginia.

Based upon the foregoing and the further qualifications stated below, we are of the opinion that:

1. The Company is a corporation validly existing and in good standing under the laws of the Commonwealth of Virginia.

2. The Shares to be offered, and upon effectiveness of the Registration Statement to be sold, by the Selling Shareholders as described in the Registration Statement have been duly authorized and validly issued, and are fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any matters beyond the matters expressly set forth herein.

Very truly yours,

/s/ Hunton & Williams LLP